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                                                                 Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT



The Partners
Broadcasting Partners Holdings, L.P.

We consent to incorporation by reference in the registration statements (Nos. 333-65279, 333-85701 and 333-85703) on Form S-8 of Citadel Communications Corporation of our report dated March 30, 1999 on the combined balance sheets of Broadcasting Partners Holdings Radio Group as of December 31, 1997 and 1998 and the related combined statements of operations, partners' capital and cash flows for the period from January 9, 1997 (inception) through December 31, 1997 and the year ended December 31, 1998, which report appears in the Form 8-K of Citadel Communications Corporation filed December 10, 1999.



/s/ KPMG LLP



McLean, Virginia
December 10, 1999